Exhibit 8

SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.

SUITE 1500 RENAISSANCE PLAZA

230 NORTH ELM STREET

GREENSBORO, NORTH CAROLINA 27401

August 16, 2005

Board of Directors

FNB Corp.

101 Sunset Avenue

Asheboro, North Carolina 27203

Board of Directors

United Financial, Inc.

1128 South Main Street

Graham, North Carolina 27253

Re:	Federal Income Tax Consequences of Merger of United Financial, Inc. with and into FNB Corp.

Ladies and Gentlemen:

We have acted as counsel to FNB Corp. (“FNB”) in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of May 9, 2005 (the “Agreement”) by and between FNB and United Financial, Inc. (“United”). You have requested our opinion regarding certain federal income tax consequences resulting from the transactions contemplated by the Agreement for inclusion as an exhibit to the Registration Statement (the “Registration Statement”) filed by FNB with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of its common stock, par value $2.50 (“FNB Stock”), issuable pursuant to the Agreement. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

Pursuant to the Agreement, United will be merged with and into FNB pursuant to North Carolina law and each outstanding share of United Stock will be converted into the right to receive, at the election of the holder and subject to certain limitations described in the Agreement, either FNB Stock or a specified amount of cash or a specified combination of FNB Stock and cash (the “Merger”). Cash will be paid to United shareholders in lieu of issuance of fractional shares.

In giving this opinion, we have reviewed, and with your permission we have relied upon, the representations and statements contained in or the facts described in the Agreement, the Registration Statement, and certificates dated August 16, 2005 in which officers of FNB and officers of United make certain representations on behalf of FNB and United regarding the Merger (which statements we have neither investigated nor verified) (“Tax Certificates”). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

In giving this opinion, we have with your permission assumed that the representations and statements in the Tax Certificates and the Agreement will be true as of the Effective Time, and that any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification. We have also relied upon the accuracy of the Registration Statement. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Agreement, (b) United’s only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) is the United Stock, and (c) none of the United shareholders will dissent from the Merger under Article 13 of the North Carolina Business Corporation Act.

FNB Corp.

United Financial, Inc.

August 16, 2005

Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Agreement, for federal income tax purposes:

(i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

(ii) No gain or loss will be recognized by FNB or United by reason of the Merger;

(iii) No gain or loss will be recognized by the shareholders of United upon the receipt of solely FNB Stock in exchange for their shares of United Stock, except with respect to cash in lieu of fractional shares.

(iv) Gain, but not loss, will be recognized by shareholders of United who receive FNB Stock and cash in exchange for their shares of United Stock. Any gain will be limited to the amount of cash received. The characterization of the gain as ordinary income or capital gain will depend on whether the exchange has the effect of the distribution of a dividend, which will be determined on a shareholder-by-shareholder basis.

(v) The aggregate tax basis in the shares of FNB Stock received by a United shareholder in the Merger will be the same as the aggregate tax basis in such shareholder’s United Stock (excluding any basis allocable to a fractional share of FNB Stock for which cash is received), decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger;

(vi) The holding period for FNB Stock received by a United shareholder in exchange for United Stock will include the period during which the shareholder held United Stock surrendered in the exchange, provided that United Stock is held as a capital asset at the Effective Time of the Merger;

(vii) The receipt of cash in lieu of a fractional share of FNB Stock will be treated as if the fractional share of FNB Stock was distributed as part of the exchange to the United shareholder and then redeemed by FNB, resulting in capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholder’s tax basis in the fractional share; and

(viii) United shareholders who receive solely cash for their shares of United Stock will be treated as having received the cash as a distribution in redemption of their United Stock.

We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. Our opinion does not address among other matters: (a) estate, gift, state, local, or foreign tax consequences of the Merger or the other transactions contemplated by the Agreement; (b) federal income tax consequences of any transaction other than the Merger and the exchange of United Stock for cash, FNB Stock, or both; (c) federal income tax consequences to United shareholders who are subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, persons who hold their stock other than as a capital asset, persons who hold stock subject to the disqualifying disposition rules of Section 421 of the Code, persons who are subject to the alternative minimum tax, and persons who hold their stock as part of a straddle or conversion transaction; (d) federal income tax consequences affecting shares of United Stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation; (e) the tax consequences to holders of options to acquire shares of United Stock; (f) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; and (g) the tax consequences to FNB and United of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

No ruling has been or will be requested from the Internal Revenue Service as to the tax consequences of the Merger. This opinion represents our best legal judgment, but it is not binding on any governmental agency and is not a guarantee of result. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. By rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Any material defect in any assumption or representation on which we have relied might adversely affect our opinions.

FNB Corp.

United Financial, Inc.

August 16, 2005

We furnish this opinion to you solely to support the discussion set forth under the headings “Summary—Material Federal Income Tax Consequences” and “The Merger—Material Federal Income Tax Consequences” in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SCHELL BRAY AYCOCK ABEL &

     LIVINGSTON P.L.L.C.